Exhibit 99.2

For Immediate Release

For additional information, contact:

Stephen A. Murray
Chief Financial Officer
610.288.2791 x221
smurray@leesportfc.com

www.leesportfinancialcorp.com

NASDAQ: FLPB

April 22, 2003

Leesport Financial Corp. Earnings

Wyomissing, PA: Leesport Financial Corp. (NASDAQ: FLPB) reported first quarter 2003 net income of $1,132,000 compared to $1,085,000 for the first quarter of 2002, a 4.3% increase. Included in first quarter, 2003 Net income are the results of operations from the acquisitions of First Affiliated Investment Group and The Boothby Group, which were both acquired in the second half of 2002.

Net interest income increased 4.7% for the quarter ended
March 31, 2003 compared to the same quarter in 2002. The increase in net interest income resulted from an increase in earning assets, which was offset by a decline in the net interest margin to 3.26% on a fully taxable equivalent basis for the first quarter of 2003 compared to 3.49% for the same quarter in 2002. The net interest margin was negatively impacted by an exceptionally high level of prepayments of higher yielding assets in the current low rate environment.

Diluted earnings per share were $0.33 on average shares outstanding of 3,440,487 for the first quarter 2003 as compared to $0.33 per share on average shares outstanding of 3,243,604 reported for the same period in 2002. These numbers reflect the 5% stock dividend declared on March 19, 2003.

Total assets as of March 31, 2003 were $571 million, an annualized increase of 6.3% compared to December 31, 2002. Total loans increased to $341 million and total deposits plus repurchase agreements increased to $422 million, 7% and 16.8% annualized increases, respectively, compared to December 31, 2002. Commercial loan growth continued to be strong and increased to $219 million, an annualized increase of 13.7%. Shareholders' equity increased slightly as of March 31, 2003 to $53.2 million from $52.9 million at December 31, 2002, an annualized increase of 2.4%.

According to Raymond H. Melcher, Jr., Chairman, President, and Chief Executive Officer, "The improvement in our profitability and continued strengthening and growth in our balance sheet is a direct result of the success our excellent and hardworking staff has had developing new customer relationships, maintaining current relationships, and controlling expenses everywhere possible. Our continually increasing non-interest income from our insurance and mortgage-banking activities illustrates that Leesport is on the right path in terms of our diversification strategy."

Leesport recently entered into an agreement with The Legacy Bank to sell its three most northern offices - Shenandoah, located in Northern Schuylkill County, and Drums and Hazleton located in Luzerne County. The sale is expected to be complete in August 2003.

A conference call is scheduled for Wednesday, April 23, 2003 at 9:00 a.m. with Mr. Melcher and Stephen A. Murray, Chief
Financial Officer, to discuss the company's first quarter, 2003 earnings. To participate, dial 888-273-9891 and request conference Leesport Financial Corp. Financial Earnings.

Leesport Financial Corp. is a $571 million diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance (Insurance products offered through Essick & Barr, LLC), investments (Securities offered through SunAmerica Securities, Inc., a registered independent broker/dealer, Member NASD/SIPC), wealth management, trust services, and title insurance services throughout Southeastern Pennsylvania.

This release may contain forward-looking statements with respect to the Company's beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company's control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.



                     LEESPORT FINANCIAL CORP.
               CONSOLIDATED SELECTED FINANCIAL DATA
                  (Dollar amounts in thousands,
              except per share data and percentages)

                                           For the Three Months
                                              Ended March 31,
                                         -----------------------
                                            2003         2002
                                         ----------   ----------
Interest income                             $7,128       $7,355
Interest expense                             3,187        3,589
                                         ---------    ---------
  Net interest income                        3,941        3,766
Provision for loan losses                      295          315
                                         ---------    ---------
  Net interest income after provision
    for loan losses                          3,646        3,451
                                         ---------    ---------
Securities gains, net                          110            -
Commissions and fees from insurance
    sales                                    2,148        1,044
Mortgage banking activities, net               620          272
Broker and investment advisory
    commissions and fees                       159          161
Other income                                   665          671
                                         ---------    ---------
      Total other income                     3,702        2,148
                                         ---------    ---------
Salaries and employee benefits               3,310        2,235
Occupancy expense                              483          382
Furniture and equipment expense                301          255
Other operating expense                      1,686        1,237
                                         ---------    ---------
      Total other expense                    5,780        4,109
                                         ---------    ---------
Income before income taxes                   1,568        1,490
Income taxes                                   436          405
                                         ---------    ---------
      Net income                            $1,132       $1,085
                                         =========    =========
Per Share Data:
Basic average shares outstanding         3,409,341*   3,239,640*
Diluted average shares outstanding       3,440,487*   3,243,604*
Basic and diluted earnings per share        $ 0.33*      $ 0.33*
Cash dividends per share                    $ 0.15*      $ 0.14*

Profitability Ratios:
Return on average assets                      0.82%        0.90%
Return on average shareholders' equity        8.56%        9.50%
Net interest margin (fully taxable
  equivalent)                                 3.26%        3.49%

* References to share amounts and per-share amounts reflect the 5% stock dividend declared by the Board of Directors on March 19, 2003 with a record date of April 1, 2003 and distributed to shareholders on April 15, 2003.

   (The 5 % stock dividend resulted in 161,949 shares, which was net of cash paid on 343.2 fractional shares.)



                    LEESPORT FINANCIAL CORP.
               CONSOLIDATED SELECTED FINANCIAL DATA
                  (Dollar amounts in thousands,
             except per share data and percentages)

                                           Asset Quality Data
                                        ------------------------
                                        March 31,   December 31,
                                           2003         2002
                                        --------    ------------
Non-accrual loans                       $  1,392     $  1,230
Loans past due 90 days or more                91           64
Renegotiated troubled debt                   110          112

                                        --------     --------
    Total non-performing loans             1,593        1,406
Other real estate owned                       88          121
                                        --------     --------
    Total non-performing assets         $  1,681     $  1,527
                                        ========     ========
Loans outstanding at end of period      $341,041     $335,184
Allowance for loan losses                  3,955        4,182

Net charge-offs to average loans            0.15%        0.30%

Allowance for loan losses as percent
  of total loans                            1.16%        1.25%

Allowance for loan losses as percent
  of total non-performing loans           248.27%      297.44%



                                             Ending Balances
                                        ------------------------
                                        March 31,   December 31,
                                           2003         2002
                                        --------    ------------
Assets
Investment securities                   $160,983     $157,565
Mortgage loans held for sale              15,697       20,977
Loans:
  Commercial loans                       219,196      211,922
  Consumer loans                          74,759       73,149
  Mortgage loans                          46,369       49,148
  Other                                      717          965
                                        --------     --------
Total loans                              341,041      335,184
                                        ========     ========
Earning assets                           521,528      516,731
Total assets                             571,297      562,372

Deposits:
  Non-interest bearing deposits           62,854       60,016
  NOW, Money market & Savings            169,836      168,758
  Time deposits                          165,934      151,059
                                        --------     --------
Total deposits                           398,624      379,833
                                        ========     ========
Short-term borrowings                     23,486       34,119
Long-term debt                            72,200       72,200
Mandatory redeemable capital
  securities                              15,000       15,000
Shareholders' equity                    $ 53,237     $ 52,915

Actual shares outstanding              3,407,793*   3,241,606
Book value per share                    $  15.62*    $  15.55*

* References to share amounts and per-share amounts reflect the 5% stock dividend declared by the Board of Directors on March 19, 2003 with a record date of April 1, 2003 and distributed to shareholders on April 15, 2003.

   (The 5 % stock dividend resulted in 161,949 shares, which was net of cash paid on 343.2 fractional shares.)